Exhibit 3.1

Amendments to By-laws of Marathon Oil Corporation

Effective August 1, 2013, Article III, Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, and 3.10 of the Company's By-laws will be amended to read in full:
Section 3.1. Officers. The principal officers of the Corporation will be elected by the Board and shall include a chief executive officer, president, chief accounting officer, chief financial officer, vice presidents, general counsel, secretary and treasurer. All other offices, titles, powers and duties with respect to principal officers shall be determined by the Board from time to time, which can include the Chairman as an officer of the Corporation. Each principal officer who shall be a member of the Board of Directors shall be considered an officer-director.
The Board of Directors or any Board Committee or officer designated by it may appoint such other officers as necessary, who shall have such authority and shall perform such duties as from time to time may be assigned to them by or with the authority of the Board of Directors.
One person may hold two or more offices.
In its discretion, the Board of Directors may leave unfilled any office.
All officers, agents and employees shall be subject to removal at any time by the Board of Directors. All officers, agents and employees, other than officers elected by the Board of Directors, shall hold office at the discretion of the committee or of the officer appointing them.
Each of the salaried officers of the Corporation shall devote his entire time, skill and energy to the business of the Corporation, unless the contrary is expressly consented to by the Board of Directors.
    Section 3.2. Chairman of the Board. The Chairman of the Board may be an employee or officer of the Corporation and will, if present, preside at meetings of the Board of Directors and stockholders. The Chairman of the Board will exercise and perform such other duties as may be assigned by the Board of Directors. The Chairman of the Board will report to the Board of Directors.
Section 3.3. Powers and Duties of the Chief Executive Officer. Subject to the Board of Directors, the chief executive officer of the Corporation shall be in general charge of the affairs of the Corporation.
Section 3.4. Powers and Duties of the President. Subject to the chief executive officer and the Board of Directors, the president shall have such duties as may be assigned by the Board.
Section 3.5. Powers and Duties of the Chief Accounting Officer and Chief Financial Officer. The chief accounting officer and chief financial officer shall each have such authority and shall perform such duties, as may be assigned by the Board.
Section 3.6. Powers and Duties of the General Counsel. The general counsel shall be the chief consulting officer of the Corporation in all legal matters, and, subject to the Board of Directors, shall have general control of all matters of legal import concerning the Corporation.
Section 3.7. Powers and Duties of the Treasurer. Subject to the officer designated by the Board of Directors, the treasurer shall have custody of all the funds and securities of the Corporation which may have come into the hand of the Corporation; when necessary or proper he or she shall endorse, or cause to be endorsed, on behalf of the Corporation, for collection, checks, notes and other obligations, and shall cause the deposit of same to the credit of the Corporation in such bank or banks or depositary as the Board of Directors may designate or as the Board of Directors by resolution may authorize; he or she shall sign all receipts and vouchers for payments made to the Corporation other than routine receipts and vouchers, the signing of which he or she may delegate; he or she shall sign all checks made by the Corporation; provided, however, that the Board of Directors may authorize and prescribe by resolution the manner in which checks drawn on banks or depositaries shall be signed, including the use of facsimile signatures, and the manner in which officers, agents or employees shall be authorized to sign; he or she may sign with the president or a vice president all certificates of shares in the capital stock; whenever required by the Board of Directors, he or she shall render a statement of his or her cash account; he or she shall enter regularly, in books of the Corporation to be kept for the purpose, full and accurate account of all moneys received and paid by him or her on account of the Corporation; he or she shall, at all reasonable times, exhibit his or her books and accounts to any director of the Corporation upon application at his or her office during business hours; and he or she shall perform all acts incident to the position of treasurer.
The treasurer shall give a bond for the faithful discharge of the assigned duties in such sum as the Board of Directors may require.

Section 3.8. Powers and Duties of Secretary. The secretary shall keep the minutes of all meetings of the Board of Directors, and the minutes of all meetings of the stockholders, and also (unless otherwise directed by the Board of Directors) the minutes of all committees, in books provided for that purpose; he or she shall attend to the giving and serving of all notices of the Corporation; he or she may sign with any other duly authorized person, in the name of the Corporation, all contracts authorized by the Board of Directors, and affix the seal of the Corporation thereto; he or she shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall, at all reasonable times, be open to the examination of any director, upon application at the secretary's office during business hours; and he or she shall in general perform all the duties incident to the office of secretary, subject to the control of the Board of Directors.
Section 3.9. Voting upon Interests in Other Business Entities. Unless otherwise ordered by the Board of Directors, any person or persons appointed in writing by any of them shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meetings of stockholders of any corporation in which the Corporation may hold stock, or at any other meetings of holders of ownership interests in business entities in which the Corporation may hold an interest, including limited liability companies, and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such stock or other interest, and which, as the owner thereof, the Corporation might have possessed and exercised if present. The Board of Directors, by resolution, from time to time, may confer like powers upon any other person or persons.
Section 3.10. Term of Office, etc. Each officer will hold office until the first regular meeting of the Board in each year (at which a quorum shall be present) held next after the annual meeting of stockholders, and until a successor is elected and qualified or until such officer's earlier resignation or removal. No officer of the Corporation will have any contractual right against the Corporation for compensation by reason of the election or appointment as an officer of the Corporation beyond the date of service as such, except as a written employment or other contract otherwise may provide. The Board may remove any officer with or without cause at any time, but any such removal will not prejudice the contractual rights of that officer, if any, against the Corporation. The Board by resolution may fill any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise for the unexpired portion of the term of that office at any time.
Effective August 1, 2013, Article VI, Section 6.10 of the Company's By-laws will be amended to read in full:
Section 6.10 Certain Definitional Provisions. (a) In these By-laws:
“Board” or “Board of Directors” means the board of directors of the Corporation.
“Board Committee” means any committee of the Board.
“Certificate of Incorporation” means at any time the original certificate of incorporation of the Corporation as amended and restated from time to time to that time, including each certificate of designation, if any, respecting any class or series of preferred stock of the Corporation.
“Chairman” or “chairman” means the chairman of the Board.
“DGCL” means the General Corporation Law of the State of Delaware.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Lead Director” means the Director elected by the Board, not less than annually, by the affirmative vote of a majority of the non-employee Directors in the event (i) the Chairman and Chief Executive Officer positions are not separate, or (ii) the Chairman is not independent according to the categorical standards for director independence set forth in the Corporation's Corporate Governance Principles.
“Secretary” or “secretary” means the secretary of the Corporation.
(b)    When used in these By-laws, the words “herein,” “hereof” and “hereunder” and words of similar import refer to these By-laws as a whole and not to any provision of these By-laws, and the words “Article” and “Section” refer to Articles and Sections of these By-laws unless otherwise specified.
(c)    Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.
(d)    The word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning.